Exhibit 10.23.2

WELLS FARGO RETAIL FINANCE II, LLC

One Boston Place, 19th Floor

Boston, Massachusetts 02108

December 6, 2005

dELiA*s Assets Corp. and

the other Borrowers named in the

Loan Agreement referred to below

435 Hudson Street

New York, NY 10014

Dear Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan and Security Agreement, dated as of October 14, 2004 (the “Loan Agreement”), by and among dELiA*s Assets Corp. (formerly known as dELiA*s Corp.), the other borrowers signatory thereto and Wells Fargo Retail Finance II, LLC (the “Lender”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Loan Agreement.

You have advised us that Alloy, Inc. (“Alloy”) plans to engage in a “Spinoff” (as defined in the Registration Statement of dELiA*s, Inc. (the “New Parent”) on Form S-1 filed with the Securities and Exchange Commission on September 7, 2005, as amended or supplemented (the “Registration Statement”)) of the New Parent and its subsidiaries, as provided in such Registration Statement. You have also advised us that, in connection with the Spinoff, Alloy will cause the New Parent to directly or indirectly own, of record, all of the issued and outstanding shares of capital stock of, or all of the membership interests in, the Lead Borrower, each other Borrower and each Guarantor, all as more fully described in the Registration Statement.

Accordingly, the Lead Borrower, the other Borrowers, and the Lender hereby agree as follows:

1. Consent Corporate Reorganization. The Lender hereby:

(A) Consents to the corporate reorganization of the Lead Borrower, the other Borrowers, and the Guarantors as contemplated by the Spinoff, including all actions taken by Alloy to cause the New Parent to directly or indirectly own, of record, all of the issued and outstanding shares of capital stock of, or all of the membership interests in, the

Lead Borrower, each other Borrower, and each Guarantor, and hereby waives any Default or Event of Default under any Loan Document resulting therefrom or from any Change of Control on account thereof; and

(B) Agrees to terminate the Make Whole Agreement (the “Make Whole Agreement”) dated October 14, 2004 entered into by Alloy in favor of the Lender in connection with the transactions contemplated by the Loan Agreement and to release Alloy from its obligations under the Make Whole Agreement, all as provided in, and subject to the terms and conditions of, a letter agreement dated December 6, 2005 entered into by and between Alloy and the Lender.

2. Conditions to Consent. To induce the Lender to consent to the corporate reorganization and release Alloy from its obligations under the Make Whole Agreement, the Lead Borrower and each other Borrower agrees that unless and until both (i) the Closing has occurred on the subscription for MLF’s pro rata share of the Rights (as defined in the Standby Purchase Agreement referred to below) and, if necessary, the Backstop Amount and MLF has paid the Exercise Price for such pro rata share of the Rights and, if necessary, the Backstop Amount (as each of the terms “Backstop Amount” and “Exercise Price” is defined in Section 2 of that certain Standby Purchase Agreement dated as of September 7, 2005 entered into by and among Alloy, dELiA*s, Inc., and MLF Investments, LLC), and (ii) the Lead Borrower and each other Borrower have closed on that certain Second Amended and Restated Loan and Security Agreement (the “2005 Loan Agreement”) currently being negotiated and contemplated to be entered into with the Lender, and have executed and delivered each and all of the documents, instruments, and agreements incidental thereto, all on terms and conditions acceptable to the Lender, then, from and after the date of this Letter Agreement and until the 2005 Loan Agreement shall have been executed and delivered, and notwithstanding anything to the contrary contained in the Loan Agreement:

(A) The “Availability Block” shall be established at all times in the amount of $2,500,000.00;

(B) Only Prime Rate Loans shall be made by the Lender. The ability of the Lead Borrower to request that a Revolving Credit Loan be made as a LIBOR Loan, or to convert a Revolving Credit Loan to a LIBOR Loan, or to continue a Revolving Credit Loan as a LIBOR Loan, shall be suspended, and the only Revolving Credit Loans made shall be Prime Rate Loans. Further, upon the expiry of the Interest Period for any existing LIBOR Loan, each such LIBOR Loan shall be converted to a Prime Rate Loan; and

(C) The Borrowers shall pay to the Lender a fee on account of outstanding L/C’s, the issuance of which had been procured by the Lender, quarterly in arrears, equal to the following per annum percentages of the average Stated Amount of the following categories of L/C’s outstanding during the subject quarter:

(i) Standby L/C’s: At a per annum rate equal to 1.20%.

(ii) Documentary L/C’s: At a per annum rate equal to 1.20%.

3. Beneficiaries. Each Guarantor (i) assents to the foregoing terms and conditions and (ii) shall be an intended third party beneficiary hereof.

Very truly yours,

Wells Fargo Retail Finance II, LLC

By:	/s/ Francis D. O’Connor
Name: Francis D. O’Connor
Title: Senior Vice President

Accepted and agreed to by:

(the Borrowers) dELiA*s Assets Corp. (formerly dELiA*s Corp.) Alloy Merchandise, LLC Skate Direct, LLC dELiA*s Operating Company dELiA*s Retail Company

By:	/s/ Walter Killough
Name: Walter Killough
Title: Chief Operating Officer

Assented to by:

(the “Guarantors”)

dELiA*s Group Inc.

dELiA*s Distribution Company

AMG Direct, LLC

iTurf Finance Company

dELiA*s Properties Inc.

Alloy Merchandising Group, LLC

By:	/s/ Walter Killough
Name: Walter Killough
Title: Chief Operating Officer